FORM 5

[ ] Check box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).
[X] Form 3 Holdings Reported
[X] Form 4 Transactions Reported

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Valentino, David
-----------------------------------------------------
   (Last)            (First)            (Middle)

   Three University Plaza
-----------------------------------------------------
                     (Street)

   Hackensack,            NJ            07601
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   PaperClip Software, Inc. (PCLP)

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4. Statement for Month/Year

   December 31, 1996

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director
   [X] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


   Vice President Sales and Marketing
   --------------------------------------------------

_______________________________________________________________________________

                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                     5.             6.          7.
---------------------    --------    ----------   ----------------------------    -----------     ----------  ----------
                                                                                  Amount of        Owner-
                                                                                  Securities       ship
                         Trans-                      Securities Acquired (A)      Beneficially     Form:
                         action                      or Disposed of (D)           Owned at         Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)          End of           (D) or      Indirect
Title of                 (Month/     action       ----------------------------    Issuers's        Indirect    Beneficial
Security                  Day/       Code           Amount    (A) or    Price     Fiscal Year      (I)         Ownership
(Instr. 3)                Year)      (Instr. 8)               (D)                 (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
----------               -------     ----------     ------    ------    -----     ---------------- ----------  ---------
No Securities Owned                    3(1)
------------------------------------------------------------------------------------------------------------------------

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                                                                                                                  (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                     TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and
                                          Number of     Date Exer-         Amount of                           Ownership
                                          Derivative    cisable and        Under-lying             Number of   of Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Year        (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  --------  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------

-----------------------------------------------------------------------------------------------------------------------------------
Options     $1.50      9-31-96   T4       4,213 none    9-31-96  9-31-06  Common   4,213     N/A      4,213        D
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Options     $1.50     12-31-96   T4       3,918 none   12-31-96 12-31-06  Common   3,918     N/A      3,918        D
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

Explanation of Responses:

(1) In June 1996, the reporting person became an officer of PaperClip Software, Inc.


              /s/ David Valentino                                 4/30/97
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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